Exhibit 3.1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TapImmune Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

1 The name of the Corporation is hereby amended to “Marker Therapeutics, Inc.”

3: The number of authorized shares is 150,000,000 shares of common stock and 5,000,000 shares of preferred stock (the terms of which are to be determined at the sole discretion of the Board of Directors), each class with a par value of $0.001.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is 7,957,520

4.	Effective date and time of filing: (optional) Date: 10/17/2018 Time: 0:01 am
(must not be later than 90 days after the certificate if filed)

5.	Signature: (required)

/s/Peter Hoang
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.